EXHIBIT 99

Everett Tackett, APR

Public Relations

ON Semiconductor

(602) 244-4534

everett.tackett@onsemi.com

ON Semiconductor Files Shelf Registration Statement for Common Stock

PHOENIX, Ariz. – March 30, 2004 – ON Semiconductor (Nasdaq: ONNN) today announced that it has filed a shelf registration statement with the Securities and Exchange Commission (SEC) relating to the offer, from time to time, of up to approximately 111.8 million shares of common stock by TPG Advisors II, Inc., a selling stockholder. The timing and amount of any offerings will depend on market and general business conditions. The selling stockholder is currently subject to a lock-up agreement executed in connection with a share offering in February 2004, which prohibits the sale of any shares prior to May 4, 2004. The company will not receive any of the proceeds from the sale of shares by the selling stockholder.

“ON Semiconductor has been and continues to be an important investment for TPG,” commented John Marren, Partner, TPG. “We are taking the opportunity to register our shares in ON Semiconductor such that we can pursue realizations of our position in ON Semiconductor at the appropriate times and in an orderly manner.”

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.